Exhibit 8.1

Target Hospitality Corporation 9320 Lakeside Boulevard, Suite 300 The Woodlands, Texas 77381 United States of America	Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020 USA Tel +1 212 610 6300 Fax +1 212 610 6399 www.allenovery.com

November 18, 2022

Ladies and Gentlemen,

We have acted as special legal advisers to Target Hospitality Corporation (the Company) as to matters of United States federal income tax law in connection with the Registration Statement on Form S-4 (the Registration Statement), filed on the date hereof by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to registration under the Securities Act of up to 5,981,623 shares of Common Stock, par value $0.0001 per share, of the Company (the Common Stock), proposed to be issued pursuant to the offer of the Company to exchange 0.37 shares of Common Stock for each warrant to acquire Common Stock (the Offer). References in this opinion letter to the Registration Statement include the prospectus describing the Offer forming a part of the Registration Statement. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Registration Statement.

In preparing this opinion, you have directed us to assume that (1) the Common Stock will be issued in accordance with the terms, conditions and other provisions of the Registration Statement (including all exhibits and schedules thereto) and such other instruments and documents related to the formation, organization and operation of the Company or to the consummation of the Offer and the transactions contemplated thereby (the Offer and such transactions, the Transactions) as we have deemed necessary or appropriate (the Registration Statement together with such instruments and documents, the Transaction Documents) and (2) all of the factual information, descriptions and assumptions set forth or referred to (a) in this letter (an advance copy of which has been provided to you) and (b) in the Transaction Documents, are accurate and complete and will be accurate and complete for all relevant times with respect to the Transactions. We have further assumed that all parties will fully comply with the terms of the Transaction Documents and all other documents referred to in this letter and that where any action or decision by any such party requires the exercise of discretion, that such party’s determination or, where permitted under the Transaction Documents, the legal advice or legal opinions of such party's legal counsel (excluding our advice or opinion), was correct in all material respects and in compliance with the relevant document, without regard to any standard of care imposed by such document.

For purposes of preparing this opinion, we have examined and relied upon the Transaction Documents. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all copies of documents submitted to us. We have further assumed the due authorization, execution and delivery of the Transaction Documents or other documents referred to herein by all the parties thereto and that such Transaction Documents or other documents are valid and binding on and with respect to all the parties thereto.

We have not independently verified any factual matters or assumptions relating to the Transactions in connection with our preparation of this opinion or otherwise. Accordingly, this opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification. Should any of the facts, circumstances, or assumptions on which we have relied subsequently be determined to be incorrect or inaccurate, our conclusions may vary from those set forth below, and such variance could be material.

Based on the foregoing, and subject to the limitations and qualifications below, we are of the opinion that the statements in the section "Material U.S. Federal Income Tax Consequences" in the Registration Statement, to the extent that they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto (subject to the qualifications set forth therein), are fair summaries of such matters in all material respects. Our opinion is based upon the U.S. Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as in effect and existing on the date of the Registration Statement.

This opinion is limited to the foregoing United States federal income tax consequences of the Transactions, which are the only matters as to which you have requested our opinion herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not address herein any other United States federal income tax consequences of the Transactions (or any other tax aspect of the transactions contemplated by the Registration Statement or the effect of such transactions) or other matters of federal law and we have not considered matters (including state, local or foreign tax consequences) arising under the laws of any jurisdiction other than matters of United States federal income tax law arising under the laws of the United States. This opinion shall not be construed as or deemed to be a guaranty or insuring document.

Our opinion is not binding on the U.S. Internal Revenue Service or the courts and, accordingly, there can be no assurances that the U.S. Internal Revenue Service will not contend, and that a court will not ultimately hold, that any of the conclusions set forth herein are incorrect. The authorities on which our opinion is based are subject to change at any time, possibly with retroactive effect. We can give no assurance that after such change, this opinion would not be different.

This opinion is given as of the date hereof and we undertake no responsibility to update or supplement this opinion. We are furnishing this opinion to you solely for your benefit, and only with respect to the Transactions described herein. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. Save as expressly provided herein, this opinion may not be relied upon by any other person, or used, circulated, quoted or otherwise referred to for any other purpose. This opinion is not addressed to the holders of the Common Stock and may not be passed on to, or relied upon by, any holder or, save as expressly stated herein, any other person for any purposes. This opinion letter (and the opinions expressed herein) may not be relied upon by any of you for any other purpose, or relied upon by any other person, firm or corporation without our prior written consent.

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Very truly yours,

/s/ Allen & Overy LLP

Allen & Overy LLP